Exhibit 10.15

AMENDMENT NO. 2 TO LOAN AGREEMENT

This Amendment No. 2 to Loan Agreement (this "Amendment"), is entered into as of November 15, 2023, by and between NEWBEVCO, INC., a Delaware corporation (the “Borrower”), and BANK OF AMERICA, N.A., a national banking association (the "Bank").

RECITALS

The Borrower and the Bank have previously entered into that certain Loan Agreement (as amended or restated from time to time, the "Loan Agreement"), dated as of December 21, 2021, pursuant to which the Bank has provided a $50,000,000.00 line of credit to the Borrower, as more particularly described therein.

The parties previously amended the Loan Agreement pursuant to an Amendment to Loan Agreement dated as of March 30,2023. The parties wish to further amend the Loan Agreement in accordance with the terms hereof.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1.    Section 2.2 of the Loan Agreement is hereby amended so that, from and after the date hereof, such Section 2.2 shall read as follows:

2.2         Availability Period.

The Borrower shall be entitled to advances under the Note, on a revolving basis, during the period (the "Availability Period") between the date hereof, and December 31, 2024 (the "Advance Termination Date").The Borrower shall not be entitled to any further advances under the Note after the Advance Termination Date.

2.	The following provision is hereby added to the Loan Agreement:

Unused Fee. The Borrower shall pay an unused commitment fee to the Bank on the unused portion of the Line of Credit. This is the difference between the Line of Credit Commitment and the credit actually used, determined by the daily amount of credit outstanding during the specified period. The unused commitment fee will (a) be calculated at 10 basis points (0.10%) annually, and (b) be due quarterly in arrears, commencing with the calendar quarter ending December 31, 2023, and on the last day of each calendar quarter thereafter, until the Advance Termination Date.

3.    When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound, and (d) if the Borrower is a business entity or a trust, this Amendment is within the Borrower's powers, has been duly authorized, and does not conflict with any of the Borrower's organizational papers.

4.    Except as provided in this Amendment, all of the terms and conditions of the Loan Agreement shall remain in full force and effect.

5.    This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

6.    FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

This Amendment is executed as of the date stated at the top of the first page.

BANK OF AMERICA, N.A.

By:	/s/ Frank LaCosta
Frank LaCosta
Senior Vice President

NEWBEVCO, INC., a Delaware corporation

By:	/s/ George R. Bracken
George R. Bracken
Vice President (SEAL)

CONSENT OF GUARANTORS

Each of the undersigned guarantors (each, a "Guarantor") has executed a Continuing and Unconditional Guaranty (the "Guaranty") pursuant to which the applicable Guarantor has guaranteed certain obligations of NEWBEVCO, Inc. (the "Borrower") to Bank of America, N.A. (the "Bank").

Each of the undersigned hereby consents to the Borrower's execution of: (a) an Amendment No. 2 to Loan Agreement (the "Amendment") of even date herewith by and between the Borrower and the Bank; and (b) a Note Modification Agreement (the "Note Modification") of even date herewith, by and between the Borrower and the Bank.

Each Guarantor reaffirms such Guarantor's obligations under the Guaranty and agrees that such Guarantor's obligations under the Guaranty shall not be discharged or otherwise impaired as a result of the Borrower's execution of the Amendment or the Note Modification.

GUARANTORS:

BEVCO SALES, INC.

BEVERAGE CORPORATION INTERNATIONAL, INC.

BIG SHOT BEVERAGES, INC.

EVERFRESH BEVERAGES, INC.

FAYGO BEVERAGES, INC.

LACROIX BEVERAGES, INC.

NATIONAL BEVERAGE VENDING COMPANY

NATIONAL RETAIL BRANDS, INC.

PACO, INC.

SHASTA BEVERAGES, INC.

SHASTA BEVERAGES INTERNATIONAL, INC.

SHASTA SALES, INC.

SHASTA SWEETENER CORP.

SHASTA WEST, INC.

BY: /s/ George R. Bracken

George R. Bracken Vice President

NOTE MODIFICATION AGREEMENT

This Note Modification Agreement is made as November 15, 2023, between NEWBEVCO, INC., a Delaware corporation (the "Borrower "), and BANK OF AMERICA, N.A., a national banking association (the "Bank").

Recitals

The Borrower and the Bank have entered into that certain Loan Agreement (as amended or restated from time to time, the "Loan Agreement"), dated as of December 21, 2021, pursuant to which the Bank has provided a $50,000,000.00 line of credit (the "Line of Credit") to the Borrower, as more particularly described therein. The Line of Credit is evidenced by that certain Promissory Note (as amended, extended or renewed from time to time, the "Note") dated December 21, 2021, executed by the Borrower in favor of the Bank in an original principal amount of $50,000,000.00.

The parties wish to modify the Note in accordance with the provisions hereof.

NOW THEREFORE, for good and valuable consideration, the parties agree as follows:

1.    Section 6 of the Note is hereby amended so that, from and after the date hereof, such Section 6 shall read as follows:

6.    Interest shall accrue on the outstanding principal balance of this Note as follows:

(a)    The interest rate is a rate per year equal to Daily SOFR plus 1.05 percentage points (1.05%).

(b)    Daily SOFR is a fluctuating rate of interest which can change on each banking day. Daily SOFR means the rate per annum equal to SOFR determined for any day pursuant to the definition thereof plus the SOFR Adjustment. Any change in Daily SOFR shall be effective from and including the date of such change without further notice. If at any time Daily SOFR is less than zero, such rate shall be deemed to be zero. For purposes of the Note:

(i)    “SOFR” means, for any determination date, the Secured Overnight Financing Rate published on the second U.S. Government Securities Business Day preceding such date by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source); provided, however that if such determination date is not a U.S. Government Securities Business Day, then SOFR means such rate that applied on the first U.S. Government Securities Business Day immediately prior thereto.

(iii)    “SOFR Adjustment” means 0.11448% per annum.

(iii)    “SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other person acting as the SOFR Administrator at such time.

(iv)    “U.S. Government Securities Business Day” means any banking day, except any banking day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

(c)    If, at any time, an interest rate index provided for in this Note (a “Reference Rate”) is not available at such time for any reason or the Bank makes the determination to incorporate or adopt a new interest rate index to replace such Reference Rate in credit agreements, then the Bank may replace such Reference Rate with an alternate interest rate index and adjustment, if applicable, as reasonably selected by the Bank, giving due consideration to any evolving or then existing conventions for such interest rate index and adjustment (any such successor interest rate index, as adjusted, the “Successor Rate”). In connection with the implementation of any Successor Rate, the Bank will have the right, from time to time, in good faith to make any conforming, technical, administrative or operational changes to this Agreement as may be appropriate to reflect the adoption and administration thereof and, notwithstanding anything to the contrary herein or in any other loan document, any amendments to the Facility No. 1 Note implementing such conforming changes will become effective upon notice to the Borrower without any further action or consent of the other parties hereto. If at any time any Successor Rate is less than one-half percent (0.50%), such rate shall be deemed to be one-half percent (0.506) for the purposes of this Note.

(d)    For the purposes hereof, a "banking day" is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at a Reference Rate, in New York City. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day.

(e)    Except as otherwise stated in this Note all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Note shall continue to bear interest until paid.

(e) Notwithstanding any contrary provision set forth herein, any principal of, and to the extent permitted by applicable law, any interest on this Note, and any other sum payable hereunder, that is not paid when due shall bear interest, from the date due and payable until paid, payable on demand, at a rate per annum (the "Default Rate") equal to the lesser of: (i) the rate per annum otherwise payable under Section 6 (a) above plus three percent (3.0%) per annum.

2.    Section 7 of the Note is hereby amended so that, from and after the date hereof, such Section 7 shall read as follows:

7.    The Borrower shall pay all principal and interest under this Note as follows:

(a)    The Borrower shall pay all accrued interest hereunder on the last day of each calendar month, having originally commenced on January 31, 2022, and continuing on the last day of each calendar month thereafter.

(b)    Commencing on January 31, 2025, and continuing on the last day of each calendar month thereafter through November 30, 2025, the Borrower shall pay monthly installments of principal in an amount sufficient to repay the principal balance of this Note as of the Advance Termination Date (as defined in the Loan Agreement), in equal installments of principal, over the Amortization Period. For the purposes hereof, the "Amortization Period shall mean a 12-month period commencing on the Advance Termination Date.

(c)    The Borrower shall pay all outstanding principal hereunder, together with all then accrued and unpaid interest, on December 31, 2025.

3.    The Note, as modified herein, shall continue in full force and effect from and after the date hereof. The Borrower shall perform, comply with and abide by each and every provision of the Note (as modified herein), and the provisions of every other loan document. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Borrower and the Bank. This Agreement shall not constitute a novation.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

DATED the day and year first above written.

NEWBEVCO, INC., a Delaware corporation

By:	/s/ George R. Bracken
George R. Bracken
Vice President

(SEAL)

BANK OF AMERICA, N.A.

By:	/s/ Frank LaCosta
Frank LaCosta
Senior Vice President